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[KPMG LOGO]
                                                                  Exhibit No. 16
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October 30, 2003


Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, DC  20549

We were previously principal accountants for Elcom International, Inc. and, under the date of March 7, 2003, we reported on the consolidated financial statements of Elcom International, Inc. as of and for the years ended December 31, 2001 and 2002. On October 24, 2003, we resigned. We have read Elcom International, Inc.'s statements included under Item 4 of its Form 8-K dated October 24, 2003 and we agree with such statements.


Very truly yours,

/s/ KPMG LLP